EXHIBIT 5.1


                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                       40 North Central Avenue, Suite 2700
                             Phoenix, Arizona 85004
                            Telephone: (602) 528-4000
                           Telecopier: (602) 253-8129


U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


           Re: Capital Title Group, Inc.

Ladies and Gentlemen:

     This firm has acted as counsel to Capital Title Group, Inc., a Delaware corporation (the "Company"), in connection with the registration for resale under the Securities Act of 1933 of 5,402,845 shares of its common stock, $.001 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), and certain matters relating thereto. In such capacity, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinions hereinafter set forth

     Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Registration Statement, and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as
Exhibit 5.1 to the Registration Statement.

                                            Respectfully Submitted,

                                            /s/ Squire, Sanders & Dempsey L.L.P.

                                            SQUIRE, SANDERS & DEMPSEY L.L.P.

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